Exhibit 99.1

Altria Group, Inc. Announces Retirement of Director George Muñoz from Board of Directors

RICHMOND, Va. -- (October 9, 2025) -- Altria Group, Inc. (Altria) (NYSE:MO) -- George Muñoz, a director of Altria since 2004, notified Altria of his decision to retire from service on our Board of Directors (Board) following the completion of his current term. Consequently, Mr. Muñoz will not stand for re-election to our Board at our 2026 Annual Meeting of Shareholders, which Altria anticipates holding on May 14, 2026.

“George has made extensive and significant contributions to Altria over more than 20 years,” said Kathryn McQuade, Altria’s independent Chair of the Board. “We thank George for his long-standing and valuable service and wish him the very best upon his retirement.”

Mr. Muñoz is Chair of the Compensation and Talent Development Committee and is a member of the Audit, Executive and Finance Committees. He previously served as the Chair of the Audit Committee.

Mr. Muñoz is a principal of Muñoz Investment Banking Group, LLC and a partner at the law firm of Tobin & Muñoz. Mr. Muñoz is also a director of Laureate Education, Inc. (NASDAQ: LAUR).

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. We are Moving Beyond Smoking® by responsibly transitioning adult smokers to a smoke-free future, competing vigorously for existing smoke-free adult nicotine consumers and exploring new growth opportunities — beyond the United States and beyond nicotine (Vision). To achieve our Vision, we will pursue initiatives designed to promote the long-term welfare of our company, our stakeholders, society at large and the environment.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
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Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

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Source: Altria Group, Inc.

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